Exhibit 5.1

Watson, Farley & Williams LLP

Our reference: 27953.50002/80220231v1	1133 Avenue of the Americas New York, New York 10036
December 9, 2013	Tel +1 212 922 2200 Fax +1 212 922 1512

Seadrill Partners LLC

2nd Floor, Building 11

Chiswick Business Park

566 Chiswick High Road

London W4 5YS

Registration Statement on Form F-3 (No. 333-192053) – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Company of up to 12,880,000 common units (the “Units”) pursuant to the Company’s Registration Statement on Form F-3 (No. 333-192053) (the “Registration Statement”), the preliminary prospectus supplement dated December 2, 2013 (the “Preliminary Prospectus”) to the base prospectus dated November 12, 2013 and the prospectus supplement dated December 3, 2013 (the “Prospectus”) to the base prospectus dated November 12, 2013.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus;

(iv)	the Underwriting Agreement, dated December 3, 2013 (the “Underwriting Agreement”), among the Company, Seadrill Member LLC, a Marshall Islands limited liability company (“Seadrill Member”), Seadrill Operating GP LLC, a Marshall Islands limited liability company (“OP GP”), Seadrill Operating LP, a Marshall Islands limited partnership (“Seadrill Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Seadrill Capricorn Holdings”), Seadrill Partners Operating LLC, a Marshall Islands limited liability company (“Seadrill Partners Operating” and together with the Company, Seadrill Member, OP GP, Seadrill Operating and Seadrill Capricorn Holdings, the “Seadrill Marshall Islands Entities”) and the underwriters named therein; and

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Seadrill Marshall Islands Entities and their affiliates as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Frankfurt — Rome — Milan — Madrid — Athens — Piraeus — Singapore — Bangkok — Hong Kong

Seadrill Partners LLC December 9, 2013	Page 2

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Seadrill Marshall Islands Entities), and executed and delivered by such parties thereto; and

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Seadrill Marshall Islands Entities and their affiliates and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Seadrill Marshall Islands Entities in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP